Exhibit 23.1(B)

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Radian Group Inc. of our report dated June 9, 2008 relating to the Credit-Based Asset Servicing and Securitization LLC financial statements, which appears in Radian Group Inc.’s Form 10-K/A for the year ended December 31, 2007.

/s/ PricewaterhouseCoopers LLP

New York, New York

July 25, 2008